Exhibit 10.1

January 18, 2022

Personal & Confidential

Frank Clyburn

At the address on file with the Company

Dear Frank,

I am very pleased to confirm our offer of employment for the position of Chief Executive Officer at International Flavors & Fragrances Inc. (“IFF” or the “Company”) in accordance with the terms of this letter agreement (“Agreement”). You will report to the Board of Directors of IFF (the “Board”) and work at our New York, NY location. On the Commencement Date, you will be appointed a member of the Board and thereafter nominated annually to serve as a director during your period of employment with the Company. Additionally, you may engage in charitable and civic activities, and serve on one for-profit company board of directors, provided that such activities do not interfere with your duties with or responsibilities to the Company. As a trusted and critical leader, I look forward to partnering with you to transform our industry and achieve our objectives.

Other terms of your employment with us are as follows:

1.	Effective Date. Employment in your new role will commence on February 14, 2022 (“Commencement Date”).

2.	Base Salary. Your annual base salary will be $1,300,000 (“Base Salary”). Future adjustments of your salary will be determined by the Board based on your performance.

3.

Vacation. You will be eligible for four weeks of paid vacation annually (plus holiday break), of which up to five unused vacation days can be carried over and will accrue future vacation in accordance with the applicable vacation policy as in effect from time to time. Upon a termination of your employment for any reason, you will receive payment for any accrued unused vacation in accordance with the terms and conditions of the Company’s applicable vacation policy as in effect from time to time.

4.

Annual Bonus. You will be eligible to receive an annual cash bonus award (the “Annual Bonus”) for each fiscal year ending during the period you are employed by the Company. The Annual Bonus shall be governed by the terms and conditions of the Company’s Annual Incentive Plan (the “AIP”). You shall be eligible to earn a target Annual Bonus equal to 150% of your Base Salary for the relevant fiscal year (the “Target Bonus”), if the Company achieves the target performance goals established by the Board for such fiscal year. Your Annual Bonus could be higher or lower than the Target Bonus depending on the Company’s performance and/or your individual performance. Your 2022 target Annual Bonus will not be prorated. The Annual Bonus for each fiscal year shall be payable at the time annual bonuses are paid to other eligible participants of the Company in accordance with the terms of the AIP. The specific terms of your Annual Bonus awards will be governed by the AIP award agreements relating to each award and you will be required to accept your Annual Bonus and agree to the terms and conditions thereof by signing an AIP award agreement each year. The Annual Bonus (including your Target Bonus) is a discretionary, non-contractual benefit which, subject to the requirements of a Good Reason termination under the Executive Severance Plan, may be amended or withdrawn at any time.

5.

Long-Term Incentive Plan and Equity Choice. You will be eligible to receive an annual long-term incentive award (“LTIP Award”), which shall be determined and payable in accordance with the Company’s Long-Term Incentive Plan (the “LTIP”) under the Company’s 2021 Stock Award and Incentive Plan (the “2021 SAIP”), as such plan may be amended from time to time. In addition, you will be eligible to participate in the Company’s Equity Choice Plan (“ECP”) under the Company’s 2021 SAIP (Equity Choice together with the LTIP, the “LTI Plans”). Your total target award under the LTI Plans for the 2022 plan year will be $6,750,000 (the “LTI Target”) with 60% in LTIP and 40% in ECP. Any awards under the LTI Plans for future years shall be at the sole discretion of the Board. The specific terms of your awards under the LTI Plans will be governed by the award agreements relating to each award, and you will be required to accept and agree to the terms and conditions thereof by signing the award agreements each year. The awards under the LTI Plans are discretionary, non-contractual benefits, which may be amended or withdrawn at any time.

6.

One-Time Equity Grants. You will receive the following one-time Sign-On Awards, as a replacement for the awards forfeited upon termination of employment from your current employer, with the vesting schedule shown in Exhibit A and with values converted to a number of shares/units based on fair market value on date of grant (stock-settled appreciation rights (“SSARs”) based on a Black-Scholes valuation): SSARs with a grant date value of $1,100,000; performance share units with a grant date value of $5,250,000; restricted stock units with a grant date value of $3,000,000 and restricted deferred stock units with a grant date value of $850,000 (collectively, the “Sign-On Awards”). Upon a termination without Cause, with Good Reason or due to Disability, in each case as such capitalized terms are defined in the Company’s Executive Severance Policy (with “Good Reason” as modified below), (i) performance share units will continue to vest in full on their existing vesting schedule based on actual performance and (ii) all other Sign-On Awards will continue to vest in full on their existing vesting schedule, in each case subject to compliance with the restrictive covenants in the Security Agreement. Each Sign-On Award shall be governed by the terms and conditions of the Company’s 2021 SAIP, as such plan may be amended from time to time, and an award agreement which will further describe the terms and conditions of such Sign-On Award in addition to the terms above, and which you will be required to accept and acknowledge for such Sign-On Award to become effective. The Sign-On Awards are anticipated to be granted on the first business day of the month following your Commencement Date.

7.	Share Retention. You are subject to the applicable ownership level under the Company’s Share Retention Policy, as amended from time to time.

8.

Perquisites. You will be eligible for an annual perquisite allowance of $20,000 to be used for legal and estate planning, financial planning and tax preparation assistance and/or health and fitness, subject to the terms and conditions of the applicable Company policy in effect from time to time.

9.

Car Benefit. During your employment with the Company, you will be entitled to receive a company-purchased car with a base value of $100,000, and will be eligible to trade in the vehicle for a new one or purchase the vehicle for 75% of trade-in value three years following purchase, subject to the terms and conditions of the applicable Company policy in effect from time to time. Notwithstanding anything herein to the contrary, the car benefit is subject to, and contingent upon, your continued employment with the Company.

10.

Employee Benefits; Expenses. You will be eligible to participate in the employee benefit plans and programs maintained by IFF from time to time for other similarly situated employees at your location and job level, in each case, in accordance with their terms and conditions then in effect. You will be entitled to reimbursement of your unreimbursed business expenses incurred during your employment with the Company in accordance with the terms and conditions of the applicable Company policy. The Company will pay your reasonable professional fees, upon presentation of one or more invoices therefor, incurred to negotiate and prepare this Agreement and related agreements hereunder, in amount not to exceed $20,000.

11.

Relocation. The Company will pay or reimburse you for the relocation expenses described in its U.S. Domestic Relocation Policy for homeowners Level 8 to Executive, dated October 29, 2021, and made a part hereof, in connection with your move to the New York metropolitan area. Enclosed is a description of, and conditions and limitations relating to, the relocation benefits applicable to you. In addition, (a) temporary housing may be for up to 90 days; and (b) until the earlier of (i) 90 days following your Commencement Date or (ii) the date you have relocated to New York City, the Company will provide you with a car service or other automobile transportation (with driver) to commute to the Company’s offices from your current residence, which may be taxable to you. You may be required to repay all or a portion of your relocation benefits if your employment is terminated by you without Good Reason (and not due Disability) or by the Company for Cause within two years following the Commencement Date.

12.

Compliance with Company Policies. You hereby agree to comply with all Company policies, procedures, rules and regulations applicable to you, including without limitation, the Company’s Code of Business Conduct and Ethics, the Drug and Alcohol Policy, the Confidential and Proprietary Information Policy, the Insider Trading Policy (including Window Period Policy for the Purchase and Sale of Company Securities by Certain Employees and Directors) and the Conflict of Interest Policy (collectively, the “Policies”), in each case, as they may be amended from time to time in the Company’s sole discretion.

13.

Security Agreement. This offer of employment is contingent upon your execution of the enclosed Security Agreement concerning the protection of Company confidential information, intellectual property rights, and other restrictive covenants in the form attached as Exhibit B. You acknowledge that you have executed and delivered the Security Agreement to the Company with this Agreement.

14.

At Will Employment. You agree and acknowledge that this Agreement does not guarantee or promise any particular period of future employment to you. Your employment with the Company is on an “at will” basis and may be terminated by the Company or by you at any time for any reason upon written notice, without any obligation owing by the Company, except as may be provided in the Company’s Executive Severance Policy, as amended, at the Tier I: Chief Executive Officer level, as in effect at the time of termination and otherwise stated herein. You acknowledge a copy of the Executive Severance Policy, as amended, has been provided to you. Provided, any provision of the Executive Severance Policy to the contrary notwithstanding: (a) “Good Reason” clause (ii) shall also include a material diminution in reporting responsibilities and removal from or failure to renominate you to the Board at any time; provided, that such removal does not include (i) removal as result of a failed shareholder vote or (ii) removal from the Board for Cause; (b) upon termination without Cause or for Good Reason, you will be entitled receipt of any unpaid annual bonus or LTIP award earned based on actual performance for the year preceding the year in which your termination occurs; (c) any arbitration under Section 13(f) shall be conducted under the American Arbitration Association’s rules governing employment disputes; and (d) any amendment or termination of the Executive Severance Policy materially adverse to you shall be disregarded to the extent becoming effective prior to the third anniversary of the Commencement Date.

15.

Data Protection & Privacy. You acknowledge that the Company, directly or through its affiliates, collects and processes data (including personal sensitive data and information retained in email) relating to you. You hereby consent to such collection and processing and, by signing this Agreement, acknowledge that you authorize such activities. To ensure regulatory compliance and for the protection of its employees, customers, vendors and business, the Company reserves the right to monitor, intercept, review and access telephone logs, internet usage, voicemail, email and other communication facilities provided by the Company which you may use during your employment with IFF. The Company will use this right of access reasonably, but it is important that you are aware that all communications and activities on our equipment or premises cannot be presumed to be private.

16.

Entire Agreement. This Agreement, including the Security Agreement and any schedules, attachments or addenda, constitutes the entire agreement between you and the Company with respect to your employment and supersedes all prior correspondence, offers, proposals, promises, offer letters, agreements or arrangements relating to the subject matter contained herein.

17.	Modification. The terms of this Agreement may not be changed unless the changes are approved in writing by an authorized representative of the Company.

18.	Governing Law. The terms of this Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

19.

Withholding. Payments of Base Salary and other compensation and benefits will be subject to all applicable taxes and other withholdings, and the Company may withhold all such taxes and other withholdings from any payments made to you as required by law. In addition, if at any time any amounts are owed and payable by you to the Company, it is agreed that, to the extent permissible, the Company may deduct such sums from time to time owed from any payment due to you from the Company.

20.	409A Compliance.

(a) General. It is the intention of both the Company and you that the benefits and rights to which you could be entitled pursuant to this Agreement comply with Section 409A of the Internal Revenue Code, the Treasury Regulations and other guidance promulgated or issued thereunder (“Section 409A”), to the extent that the requirements of Section 409A are applicable thereto, and the provisions of this Agreement shall be construed in a manner consistent with that intention. If you or the Company believes, at any time, that any such benefit or right that is subject to Section 409A does not so comply, you or the Company shall promptly advise the other and shall negotiate reasonably and in good faith to amend the terms of such benefits and rights such that they comply with Section 409A (with the most limited possible economic effect on you and on the Company).

(b) Distributions on Account of Separation from Service. If and to the extent required to comply with Section 409A, no payment or benefit required to be paid under this Agreement on account of termination of your employment shall be made unless and until you incur a “separation from service” within the meaning of Section 409A.

(c) No Acceleration of Payments. Neither the Company nor you, individually or in combination, may accelerate any payment or benefit that is subject to Section 409A, except in compliance with Section 409A and the provisions of this Agreement, and no amount that is subject to Section 409A shall be paid prior to the earliest date on which it may be paid without violating Section 409A.

(d) Treatment of Each Installment as a Separate Payment and Timing of Payments. For purposes of applying the provisions of Section 409A to this Agreement, each separately identified amount to which you are entitled under this Agreement shall be treated as a separate payment. In addition, to the extent permissible under Section 409A, any series of installment payments under this Agreement shall be treated as a right to a series of separate payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.

(e) Taxable Reimbursements and In-Kind Benefits. Any reimbursements by the Company to you of any eligible expenses under this Agreement that are not excludable from your income for federal income tax purposes (the “Taxable Reimbursements”) shall be made by no later than the earlier of the date on which they would be paid under the Company’s normal policies and the last day of the taxable year of the employee (you) following the year in which the expense was incurred. The amount of any Taxable Reimbursements, and the value of any in-kind benefits to be provided to you, during any taxable year of the employee (you) shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year of the Employee (you). The right to Taxable Reimbursement, or in-kind benefits, shall not be subject to liquidation or exchange for another benefit.

(f) Postponement of Payment if a Specified Employee. To the extent any amounts payable upon your separation from service are nonqualified deferred compensation under Section 409A taking into account all applicable exceptions, and if you are at such time a “specified employee” thereunder, then to the extent required under Section 409A payment of such amounts shall be postponed until six (6) months following the date of your separation from service (or until any earlier date of your death), upon which date all such postponed amounts shall be paid to you in a lump sum, and any remaining payments due under the Agreement shall be paid as otherwise provided herein or other applicable plan or agreement.

Frank, I hope you share in my excitement on the path IFF is taking to become the global leader in high-value ingredients and solutions for Food & Beverage, Home & Personal Care and Health & Wellness. I look forward to working with you to achieve our goals in 2022 and beyond.

Please sign the enclosed copy of this letter and return it, together with the accompanying Security Agreement to me. Please feel free to call me if you have any questions.

[Signature Page Follows]

Your sincerely,

/s/ Dale Morrison
Dale Morrison

Agreed and Accepted by:

/s/ Frank Clyburn
Frank Clyburn

EXHIBIT A

Award	Value	Terms
Stock-Settled	$ 1.1 million	• Exercise price equal to fair market value on grant date
Appreciation Rights		• 3-year ratable vesting
(SSARs)		• 7-year maximum term

Performance Share Units	$ 5.25 million	• Relative TSR vs. S&P 500 over 1-year, 2-year, and 3-year performance periods
• Weighted 25% (1-year), 25% (2-year), and 50% (3-year)
• Cliff vests at the end of each performance segment (i.e., 25% after first year, 25% after second year, and 50% after third year)
• Same performance schedule as IFF LTIP awards – 25% payout at 35th percentile performance, 100% payout at 55th percentile performance, and 200% payout at 75th percentile performance
• Payout for each performance segment is capped at target if IFF’s absolute TSR is negative

Restricted Stock Units	$ 3.0 million	• 3-year cliff vesting

Restricted Deferred Stock Units	$850K	• 5-year ratable vesting; settles in IFF shares upon termination of service

EXHIBIT B

CONFIDENTIAL

IFF SECURITY AGREEMENT

In consideration of an offer of employment made to me by International Flavors & Fragrances Inc. (the “Company”), I hereby agree as follows:

1.

Confidentiality. I agree that during my employment with the Company or any of its Affiliates as defined below (individually and collectively, “IFF”) and thereafter, I will not, directly or indirectly (a) disclose any Confidential Information (as defined below) to any person (other than, only with respect to the period that I am employed by IFF, to an employee or outside advisor of IFF who requires such information to perform his or her duties for IFF) or (b) use any Confidential Information for my own benefit or the benefit of any third party. For the purposes of this Agreement:

a.

“Confidential Information” shall mean confidential, proprietary, or commercially sensitive information relating to IFF or its employees, board members, customers, vendors, or other business partners and their businesses, operations, or affairs, including, without limitation, information relating to products, formulations, protocols, processes, designs, formulae, ideas, know-how, test methods, evaluation techniques, patents, trade secrets, finances, pricing, insurance, risk mitigation, business strategy and plans, scientific or technical data, regardless of the form in which it is maintained or provided, orally or in writing, whether prepared by IFF, a third party or me, together with all analyses, compilations, notes and other documents.

b.	“Affiliate” shall mean any person or entity which controls, is controlled by or is under common control with the Company, now or in the future.

For the avoidance of doubt, I understand that nothing in this Agreement shall be deemed to prohibit or restrict me from lawfully communicating truthful information to, or cooperating with, or otherwise assisting in an investigation by any governmental agency or self-regulatory organization regarding a possible violation of law, or responding to any inquiry from any such organization, without first notifying the Company, and my doing so shall not constitute a breach of this Agreement. I understand that if I communicate any Confidential Information to a governmental agency or self-regulatory agency pursuant to this Section, I shall notify the agency of the confidentiality of such Confidential Information and ask the agency to also protect the confidentiality of such Confidential Information.

I also understand that in accordance with the Defend Trade Secrets Act of 2016, I will not be held criminally or civilly liable under any federal or state trade secret law for disclosure of a trade secret that: (a) is made (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and (2) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. I understand that if I file a lawsuit for retaliation by the Company for reporting a suspected violation of law, I may disclose the Company’s trade secrets to my attorney and use the trade secret information in the court proceeding if I (a) file any document containing the trade secret under seal, and (b) do not disclose the trade secret, except pursuant to court order.

2.

Use of Non-IFF Systems. I agree that I will not send Confidential Information to, or store or receive Confidential Information on, any non-IFF system (other than through access2.iff.com, if applicable), including personal or third-party e-mail accounts, devices, computers, telephones, smartphones or other wireless devices, iPads, Blackberrys, facsimiles, instant messaging systems, cloud storage or copy machines. The foregoing restriction does not apply to printing documents on a personal or third-party printer for legitimate business purposes, while using a Company device or access2.iff.com, provided that such documents are appropriately stored at an IFF facility or shredded after such use.

3.

Assignment of Intellectual Property. I agree that all of my work product, including all Intellectual Property (as defined below), whether created solely or jointly with others, and including any moral rights therein, given, disclosed, created, developed or prepared in connection with my employment with IFF, shall be the sole and exclusive property of IFF. In the event that any such Intellectual Property or other work product does not vest by operation of law as the sole and exclusive property of IFF, I hereby irrevocably assign, transfer and convey to IFF, exclusively and perpetually, all right, title and interest which I may have or acquire in and to such Intellectual Property or other work product throughout the world. IFF shall have the exclusive right to make full and complete use of, and make changes to, all Intellectual Property or other work product without restrictions or liabilities of any kind, and I shall not have the right to use any such materials, other than within the legitimate scope and purpose of my employment with IFF. I agree to take whatever additional lawful action may be necessary, and to sign whatever documents IFF may require, in order to secure and vest in IFF or its designee all right, title and interest in and to any Intellectual Property or other work product and any industrial or Intellectual Property rights therein (including full cooperation in support of any IFF applications for patents and copyright or trademark registrations). To the extent additional nominal consideration is required pursuant to applicable law, I agree such nominal consideration shall be sufficient for the assignments described above. “Intellectual Property” includes all Confidential Information, inventions whether patentable or not, patents, trademarks, formulae, service marks, designs, design rights, copyrights, utility models, applications for registration of any of the foregoing and the rights to apply for them in any part of the work, drawings, computer programs, trade secrets, formulae, processes, ideas, know-how and rights of a like nature arising or subsisting in the work, whether registered or unregistered.

4.

Restrictive Covenants. I acknowledge and agree that I will have access to Confidential Information and a key role in the management of the business and will establish and develop important relationships with the customers and vendors of IFF throughout the world, all of which constitute valuable goodwill of, and could be used to compete unfairly with IFF. I agree it would cause grave harm to IFF if I breached any of the restrictive covenants in this Section 4, and therefore IFF has legitimate business interests in protecting its goodwill and Confidential Information, which justify the following restrictive covenants:

a.	Non-Solicitation. I agree that during my employment and for a period of twenty-four (24) months following the separation of my employment with IFF, I shall not directly or indirectly,

i.

solicit, induce, divert, employ, retain or interfere with or attempt to influence the relationship of IFF with, any person or entity that is or was, during the last twelve (12) months of my employment with IFF, (A) an employee of IFF or (B) a person engaged to provide services to IFF; or

ii.	interfere with or attempt to influence the relationship of IFF with any customer, supplier or other person with whom IFF does business.

b.

No Conflict. I agree that during my employment with IFF I shall not directly or indirectly, acting alone or with others, engage in any activity or work that conflicts or competes with IFF’s business, including, without limitation, becoming employed by, rendering services for, engaging in business with, serving as an agent or consultant to, or becoming a partner, member, principal, stockholder or other owner of, (i) any individual or entity that develops, manufactures, sells, and/or distributes a product or service that competes with those products or services offered by IFF, or (ii) any customer or vendor of IFF that I have had a direct working relationship with, provided that I shall be permitted to hold one percent or less interest in the equity or debt securities of any publicly traded company.

c.

Non-Compete. I covenant and agree that so long as I am employed by IFF and for a period of twelve (12) months after such employment ends for any reason, whether voluntarily or involuntarily, I will not, without the prior express written consent of the Executive Vice President of Human Resources or his or her designee, directly or indirectly become employed by, render services for, serve as an agent or consultant to, or become a partner, member, principal, stockholder or other owner of, any Competing Business.

A “Competing Business” as used in this Agreement, means any individual or entity that develops, manufactures, sells, and/or distributes a product or service in the following lines of business: pharmaceutical excipients, probiotics and fibers, home and personal care, cultures and food enzymes, grain processing, animal nutrition, flavors, microbial control, food ingredients, consumer fragrance, fine fragrance, and fragrance ingredients, plus any acquired or commenced (and not discontinued) line of business entered into after the Commencement date, that competes, in any geographic location, with those products or services offered by IFF during the last two (2) years of my employment with the Company.

5.

Return of IFF Property. I agree that upon separation of my employment with IFF for any reason and/or upon IFF’s demand, I shall return to IFF all property of IFF, its customers and vendors in my possession or control including, without limitation, all materials, work product or documents containing or pertaining to IFF Confidential Information, and including without limitation, any company car, all computers (including laptops), cell phones, keys, PDAs, Blackberries, iPhones, Androids, iPads, credit cards, printers, facsimile machines, televisions, card access to any company building, customer lists, reports, files, e-mails, work papers, memoranda, notes, formulae, tapes, programs, records and software, computer access codes or disks, instructional manuals, and other similar materials or documents which I used, received or prepared, helped prepare or supervised the preparation of in connection with my employment with IFF. I agree not to retain any copies, duplicates, reproductions or excerpts of any of the aforementioned materials or documents and shall not at any time use, recreate or reproduce any said materials or documents. Any exceptions must be approved in writing by the Executive Vice President of Human Resources and the applicable Executive Committee member.

6.

Prior Employers. I acknowledge and agree that IFF has no interest in and will not accept divulgence to it of any confidential or non-public knowledge or information relating to any previous employer or other third party. Notwithstanding any other Section of this Agreement, I shall not communicate any such knowledge or information to IFF nor use the same during the course of my employment with IFF. My employment with IFF and my compliance with the terms and conditions of this Agreement will not conflict with or result in the breach of any agreement between me and any prior employer.

7.

Equitable Relief. I agree and acknowledge that remedies at law for a breach by me of this Agreement may be inadequate to protect IFF and, without prejudice to any other rights and remedies otherwise available to IFF, I agree to the granting of injunctive relief in IFF’s favor in connection with any such breach or violation without proof of irreparable harm, plus attorneys’ fees and costs, to enforce these provisions.

8.

Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby. Additionally, while I consider the undertakings and restrictions in this Agreement to be reasonable in all circumstances and the duration, extent and application of each of the undertakings and restrictions to be no greater than is necessary to protect the proprietary interests of IFF, if one or more should be held to be wholly or partially invalid, illegal or unenforceable as an unreasonable condition or restraint of trade or for any other reason whatsoever but would have been held valid if part of the wording thereof had been deleted or the period thereof reduced or the range of activities or area dealt with reduced in scope, I acknowledge and agree that the said undertakings and restriction shall apply with such modifications as may be necessary to make them valid and effective.

9.

Transfer of Undertakings. The covenants set forth in this Agreement shall also apply in respect of any legal successors of the Company or IFF, including, in particular to any purchaser of the Company or IFF, should it be sold. I agree to the transfer of the rights arising from this Agreement to the legal successor.

10.	Governing law. This Agreement shall be governed by and construed in accordance with the laws of New York without reference to principles of conflicts of laws.

11.

Third Party Beneficiaries. I acknowledge and agree that all Affiliates of the Company are intended third party beneficiaries of this Agreement (each, a “Third Party Beneficiary”) and as such, each is legally entitled to enforce its provisions in the event of a breach. I further acknowledge and agree that a dispute or conflict arising under this Agreement, which in a Third Party Beneficiary’s sole opinion compromises its interest, may be submitted by such Third Party Beneficiary to the courts located in the country in which the Third Party Beneficiary is located, and in such event, notwithstanding Section 10 above, the Agreement shall be deemed as governed by and construed in accordance with the laws of such country without reference to principles of conflicts of laws.

12.

Compliance. I acknowledge that my compliance with the foregoing obligations is a condition to my initial employment with IFF and that the obligations under this Agreement apply to me in my capacity as an employee and will apply even if my relationship with IFF were to cease, for any reason and under any circumstances. Any breach of my obligations under this Agreement could result in disciplinary action, including termination.

13.

Entire Agreement. I acknowledge and agree that this Agreement constitutes the entire agreement between IFF and me with respect to the subject matter of this Agreement. This Agreement replaces and supersedes any and all communications, negotiations, arrangements, oral agreements, as well as any prior writings, relating to the subject matter of this Agreement and prevails over any provisions of any offer letter or employment agreement between IFF and me (insofar as they relate to the subject matter of this Agreement).

1/18/22	/s/ Frank Clyburn
Date	Frank Clyburn